Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT



The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:




We consent to the incorporation by reference in the Registration Statements Nos. 33-42278 and 33-50039 on Form S-8 of Winn-Dixie Stores, Inc. of our reports dated July 31, 1995, relating to the consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries as of June 28, 1995 and June 29, 1994, and the related consolidated statements of earnings, shareholders' equity, and cash flows and related financial statement schedules for each of the years in the three-year period ended June 28, 1995, which reports appear in the June 28, 1995 annual report on Form 10-K of Winn-Dixie Stores, Inc.




                                           Certified Public Accountants


Jacksonville, Florida
August 25, 1995